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                                                                     EX-99.B(11)

CONSENT OF INDEPENDENT ACCOUNTANTS

Flag Investors Telephone Income Fund, Inc.

We hereby consent to the inclusion of our report dated February 4, 1997 on our audit of the financial statements and financial highlights of Flag Investors Telephone Income Fund, Inc. in the Statement of Additional Information with respect to this Post-Effective Amendment No. 20 to the Registration Statement (No. 2-87336) on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of Flag Investors Telephone Income Fund, Inc. We also consent to the reference to our Firm under the headings "Financial Highlights" and "General Information" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.



/s/ Coopers & Lybrand L.L.P.
----------------------------
COOPERS & LYBRAND L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 24, 1997